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                                                                     Exhibit 4.2

                         SPECTRUM PHARMACEUTICALS, INC.

                                WARRANT AGREEMENT

                                 AMENDMENT NO. 1


        This Amendment No.1 to Warrant Agreement No. SPPI 233 (the "Warrant") dated September 17, 2003, is made and entered into effective NOVEMBER 2, 2005 (the "Effective Date"), by and between Spectrum Pharmaceuticals, Inc. (the "Company") located at 157 Technology Dr., Irvine California 92618, USA, and John
T. Moore ("Holder"), located at 618 Rolling Green Drive, Austin, TX 78734, and hereby amends the Warrant as follows:

        The Warrant recital is hereby amended, in its entirety, to read as follows:

        "Spectrum Pharmaceuticals, Inc., a Delaware corporation (the "Company"), hereby certifies that, for value received, John T. Moore or his registered assigns ("Holder"), is entitled, subject to the terms set forth below, to purchase from the Company up to a total of 130,000 shares of Common Stock, $.001 par value per share (the "Common Stock"), of the Company (each such share, a "Warrant Share" and all such shares, the "Warrant Shares") at an exercise price equal to $4.90 per share (as adjusted from time to time as provided in Section 7, the "Exercise Price"), at any time from and including September 17, 2004 (the "Effective Date") through and including September 16, 2011 (the "Expiration Date"), and subject to the following terms and conditions:..."

        Holder represents and warrants to the Company that the statements contained in Section 12 of the Warrant are correct and complete as of the Effective Date.

        All other terms and conditions of the Warrant remains unchanged and in full force and effect.

        IN WITNESS WHEREOF, the parties have executed this Amendment No. 1 as of the Effective Date written above.



SPECTRUM PHARMACEUTICALS, INC.            HOLDER


By:   /s/ Rajesh C. Shrotriya             By:   /s/ John T. Moore
      -----------------------------             ----------------------------
      Rajesh C. Shrotriya, M.D.                 John T. Moore

Its:  Chairman, CEO & President           Its:  President
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